Exhibit 5.1

Squire Patton Boggs (US) LLP
1211 Avenue of the Americas
New York, New York 10036

O +1 212 872 9800
F +1 212 872 9815
squirepattonboggs.com

Jennifer A. Val
T +1 212 872 9868
jennifer.val@squirepb.com

June 28, 2024

The Board of Directors

Dime Community Bancshares, Inc.

898 Veterans Memorial Highway, Suite 560

Hauppauge, NY 11788

Re: Dime Community Bancshares, Inc.

9.000% Fixed-to-Floating Rate Subordinated Notes Due 2034

Ladies and Gentlemen:

We have acted as counsel to Dime Community Bancshares, Inc., a New York corporation (the “Company”), in connection with the issuance and sale by the Company of $74,750,000 million aggregate principal amount of 9.000% Fixed-to-Floating Rate Subordinated Notes due 2034 (the “Notes”), pursuant to an indenture by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), dated as of May 6, 2022 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of June 28, 2024 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and between the Company and Trustee.

We have reviewed (i) the Registration Statement on Form S-3 (SEC File No. 333-264390) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated April 20, 2022, as supplemented by the prospectus supplement, dated June 26, 2024, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, (iv) the Underwriting Agreement, dated June 26, 2024, by and between the Company and Raymond James & Associates, Inc. and Keefe, Bruyette and Woods, Inc. as representatives of the underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC two free writing prospectuses, dated June 25, 2024 and June 26, 2024, respectively, pursuant to Rule 433 under the Securities Act.

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Raymond James & Associates, Inc.	Squire Patton Boggs (US) LLP
Keefe, Bruyette & Woods, Inc.
and to each of the other Agents listed on Annex A hereto
June 28, 2024	Page 2 of 2

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. The opinion expressed below is limited to New York corporate law.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that, as of the date hereof, when the Notes have been duly authorized, executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

We hereby consent to the references to our firm under the captions “Legal Matters” in the prospectus supplement, dated June 26, 2024, and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2024, which is incorporated by reference into the Registration Statement and the prospectus, dated April 20, 2022, as supplemented by the prospectus supplement, dated June 26, 2024. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP